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LEASE CONTRACT OF COMMERCIAL PREMISES


INITIATION: FEBRUARY 1, 1997


EXPIRATION: JANUARY 31, 1998.



LESSOR: BIENES Y CAPITALES ARRENDAMIENTOS LTDA. NIT800-253.869-0 Legal Representative JORGE HERNANDO ESTRADA NAVIA, identified with Cedula de ciudadania No. 16.626.903 of Cali, in his condition of Vice president.


LESSEE: CASA INFORMATICA S.A. COLOMBIA. NIT: 800.199.642. Legal Representative Mr. RAFAEL DELGADO CONTRERAS, of legal age, with residence in Cali, identified with Cedula de ciudadania No. 19.097.295; CARLOS MEJIA GIRALDO, of legal age, with residences in Cali, identified with Cedula de ciudadania No. 10.220.623.


PREMISES: Offices 504 and 505, located at CALLE 4 NORTE# 1-04/10 OF EDIFICIO MERCURIO OF CALI. TELEPHONES: 6607847 - 6607846.


SPECIAL BOUNDARIES: The private unit has a constructed area of 47.59/52.00 square meters and which definitive boundaries are in the special division plans for horizontal property, attached herein. GENERAL BOUNDARIES: NORTH: in length of 18.42 meters with the property that was or is owned by Eloisa V. de Posso.
EAST: in longitudinal to 9.29 meters with property that is or was owned by Carlos Sarmiento. SOUTH: With Avenida 1. WEST: with Calle 4. By the present document it is made evident that between the parties, LESSOR and LESSEE, previously described, a lease contract has been entered, which is contained in the following clauses:


FIRST: OBJECT OF THE CONTRACT: LESSOR gives in rent the described premises, which LESSEE declares to have received in full satisfaction, undertaking to restitute them upon expiration or termination of the contract, without demand of any premium, in the same conditions it is at the date of the subscription of the present contract. In the event LESSEE is embodied by two or more people, those will respond in a jointly and severally basis for the obligations derived from the present contract.


SECOND: CONDITIONS OF THE PROPERTY: The property given in lease is in perfect conditions and is embodied by all the installations and services indicated in inventory subscribed by contractors in document apart that will be considered as part of this contract.


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THIRD: The term of duration of this contract will be of 12 months starting since
February 1, 1997. FIRST PARAGRAPH: EXTENSIONS: Upon the expiration of the initial term, if with 30 days in advance none of the parties has communicated to the other its intention to end it, through written letter delivered by certificated mail or telegram, it will be understood as extended in a successive and automatic way for periods of 12 months; equal notices will be given to the parties during the operation of the annual extensions, substituting during them all the warranties and provisions of the present contract and the modifications contained in clause sixth. During the 30 days of notice, lessees undertake to permit that the property be visited for its posterior lease for a term not under Four (4) hours a day. SECOND PARAGRAPH: RENEWALS: If upon expiration of the initial term or of any of the tacit renewals, LESSEE has occupied the property as a tenant, with the same commerce establishment for two years in a row, any of the parties will be entitled to ask for the renewal of the contract, communicating to the other party its intention to subscribe a new contract, with 30 days in advance to the expiration of the principal term or tacit renewals and through letter delivered by registered mail or telegram. If on the contrary, LESSEE has not occupied the premises for such term, LESSOR can request the delivery of the property, or renew the contract in the conditions agreed by the parties.


FOURTH: PRE-NOTICES FOR THE DELIVERY OF THE PROPERTY: In the cases foreseen in numerals 2 and 3 of Article 518 of the Code of Commerce, LESSOR will evict LESSEE with not less than six months in advance through letter delivered by certificate mail or telegram. LESSEE shall communicate in advance not less than one month from the expiration of the principal term or of any tacit extension about his intention to deliver the property to LESSOR.


FIFTH: SANCTION FOR DELAY IN RESTITUTION. It upon the expiration of the present contract, once produced the pre-notices referred in the third clause (first paragraph) or in Article 520 of the Code of Commerce, LESSEE does not return the possession of the same, he will pay as a sanction an additional payment equivalent to the amount of five (5) rent days for each day of delay in the delivery, in addition to the payment rent agreed, and without prejudice of the right to demand restitution.


SIXTH: DEFAULT: if LESSEE evicts the property matter of the present contract before the expiration of the term indicated in the third clause or of its extensions or renewals, he shall pay as an indemnification to LESSOR an amount equivalent to three (3) times the latest monthly rent payment.


SEVENTH: PRICE: The monthly rent payment is initially agreed in the amount of SIX HUNDRED THOUSAND PESOS ($600,000.oo) which will have legal effect during the term indicated in the Third Clause herein. LESSEE undertakes to effect every monthly payment in advance, during the three (3) first common days following the FIRST (1) of each month, in the offices of LESSOR or on his behalf, during all the term of operation of this contract, its tacit extensions or express renewals. FIRST PARAGRAPH: The simple programs by LESSOR in accepting the payment of the prize after the three (3) first days of every monthly payment, will not be understood as a desire to modify the term established for the payment.

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SECOND PARAGRAPH: If upon the expiration of the initial or principal term,
LESSEE or his successors continue to occupy the property, either by tacit extension of express renewal, the monthly rent payment will be modified increasing its amounts annually in a percentage equal to the increase of the Consumer Price Index in the calendar year previous to the expiration of the term of the present contract or its extensions plus two percentile points (2%) and so on, always applying such increase to the amount of the last rent payment of the immediately previous period. FIRST PARAGRAPH: In case of delay in the payment of the monthly rent payments, LESSEE will pay to LESSOR delay interests at the rate of FOUR PERCENT (4%) per month, over the amount of the due monthly payment rents of or any amount which for another concept related with this contract is owed to LESSOR since the date of its demandability until the date of payment, the previous without prejudice of the actions and sanctions foreseen in the 13th clause herein.


EIGHT: DESTINATION OF THE PROPERTY: LESSEE will destine the property exclusively for the purposes of a commercial establishment called CASA INFORMATICA S.A., in the specific development of the following commercial activities: HANDLING OF INFORMATION, ADVICE AS FOR ENGINEERING IN COMPUTERS, DEVELOPMENT AND SALES OF PRODUCTS, PROGRAMMING AND COMPUTING EQUIPMENT. LESSEE can not, without authorization by LESSOR, neither sub-lease the property in conditions different to those indicated by law, nor give to that property a destination different from that foreseen herein. The violation of this clause will entitle LESSOR to require the eviction and delivery without need of judicial or private requirements, to which LESSEE waivers.


NINTH: SALE OR TRANSFER OF THE COMMERCE ESTABLISHMENT: Given that the present contract is entered by LESSEE in consideration to the personal qualities and commercial references of the partners constituting the society, thus taking the character of "Intuitio Personae", LESSEE accepts that the lease right of the present contract is not a part of the commerce establishment mentioned in the previous clause. As a consequence, the sale or alienation of such commercial establishment, in no case will include the leasing rights contained herein.


TENTH: PROHIBITIONS. It is expressly forbidden to LESSEE: 1. To keep or to allow to keep in the property materials or objects dangerous for the conservation or security of the same. 2. To make excavations in the floor, walls or ceilings. 3. To connect appliances that may cause damages to the installations and/or electrical and hydraulic connections. 4. To destine the property for the purposes indicated in literal B) of paragraph in article 3 Decree 180, 1998, and article 34 of law 30, 1986. 5. The other conditions established by law and herein.


ELEVENTH: REPAIRS AND IMPROVEMENTS: LESSEE undertakes to effect in the property the locative repairs required, such as fixing leaks, faucets, sanitary services, drainage, wall, ceilings, reposition of broken glasses, conservation of keys, door locks, electrical installations, etc. FIRST PARAGRAPH: Any security, additional attachment that LESSEE may install in the doors, windows, or in any other place of the property, such as door locks, chains, etc., can not be removed and will become property of LESSOR without acknowledgment of any amount for this concept. SECOND PARAGRAPH: LESSEE will not be entitled to perform in the property repairs different from locative repairs, without the previous authorization in writing by LESSOR. If performed and even in the case LESSEE gets such authorization, this will become part of the property and no retention right can be alleged for concept of improvement, and no claim can be made to LESSOR as for indemnification of any nature for this reason. Anyway, LESSOR can demand their renewal, and then LESSEE shall deliver the property in the same condition as received.

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TWELFTH: UTILITY SERVICES AND MAINTENANCE EXPENSES: All the utility services in the property will be on the account of LESSEE. FIRST PARAGRAPH: LESSEE undertakes to present to LESSOR the payment receipts of the mentioned services corresponding to the previous month, at the moment of the respective rent payment. LESSOR can abstain from receiving the rent payment when LESSEE does not present the mentioned receipts, given that such presentation constituted a resolutory condition of this contract, constituting in addition a default by LESSEE. SECOND PARAGRAPH. LESSEE undertakes the conservation and repair of the mentioned services and to respect the regulations of the respective companies, without LESSOR assuming any responsibility for the deficiencies in the rendering of such services. TENTH: SANCTIONS. PENAL CLAUSE: LESSOR can demand the judicial restitution of the property without need to require LESSEE either privately or judicially in the following cases, 1. For delay in the monthly rent payment within the term or way agreed. 2. For delay in the delivery of the property when LESSEE is obligated according to the Code of Commerce and the present contract.
3. For the destination of the property for purposes different from those indicated in clause Eighth herein or to illegal purposes or against moral. 4. For default as for presenting to LESSOR the receives of payment of utility services, according to the provisions in clause No. 12. 5. For the fact that the respective utility companies suspend and/or remove the water or energy counters, for lack of opportune payment. 6. When LESSEE in a reiterate basis affects the tranquility of the neighborhood. 7. For the default or violation of any of the other obligations and prohibitions that law and this contract impose to LESSEE.
PARAGRAPH: In the previous events LESSEE undertakes to pay to LESSOR, as a penal clause, an amount equal to 5 times the monthly rental payment in effect at the moment the judicial action is brought without need to private or judicial requirements, to which LESSEE waivers expressly, as well as those established in articles 2025 and 2007 of the Civil Code and 434 numeral 2 of the Civil Procedure Code, as well as the right to oppose the annulment of the leasing through caution in the case of eviction proceedings and without prejudice of the daily sanction for delay foreseen in clause No. 5 herein.


FOURTEENTH: BLANK SPACES: LESSOR can fill up the blanks left in this document, especially those regarding the boundaries of the property.


FIFTEENTH: TRANSFER OF THE CONTRACT: LESSEE accepts from now on any transfer that LESSOR can make of the present contract and of any of the rights derived from the same, before or after the expiration of the initial term or during its extensions.


SIXTEENTH: TAXES AND EXPENSES: The amount of fiscal duties and other expenses caused by the awarding of the contract, of its extensions or renewals or transfers will be on the account of LESSEE.


SEVENTEENTH: SALE OF THE PROPERTY: In case of sale of the property, LESSOR does not assume any responsibility for the damages that may be suffered by LESSEE.


EIGHTEENTH: EXECUTIVE MERIT: With the completion of the legal requirements, any of the obligations derived from this contract, and especially that regarding the payment of the rent, can be required in an executive basis by LESSOR, with base in the present contract. As for utility services, if LESSOR becomes obligated to effect the payment because of the default by LESSEE, LESSOR can charge such payment against the latter through executive way, through the presentation of invoices, receipts from the corresponding Utility Company, duly paid.


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NINETEENTH: DEATH OF A LESSEE: Upon death of any of the people being part of
LESSEE, LESSOR can, for the effects of the executory action, resort to article 1434 of civil code regarding any of the heirs at his election and to follow the proceeding with him or with them, without need to notify or sue the others. Thus, the payment of the obligations derived from this contract can not be made partially by the heirs of the LESSEE, and each of them can be obligated to pay the total of the debt.


TWENTIETH: ABANDONMENT OF THE PROPERTY: When subscribing this contract lessees empower expressly LESSOR to get into the property and to recover its possession, with the sole requirement of the presence of two witnesses, in order to avoid the deterioration or dismantling of such property, provided that for any circumstance the same remains abandoned or inhabited for the term of one month or more and that the exposition to risk is such that threatens the physical integrity of the property or the security of the neighborhood.


TWENTY FIRST: AUTHORIZATION: LESSEE authorizes expressly LESSOR or his eventual assignee to incorporate, report, process, and consult in Data Banks, the information related to this contract or derived from it.


TWENTY SECOND: NOTIFICATIONS: BIENES Y CAPITALES ARRENDAMIENTOS LTDA, at calle 38 No. 43A-49 and LESSEE at calle 10 No. 106-95, Office 301 of Cali. ADDITIONAL
CLAUSE: LESSEE UNDERTAKES TO MEET THE REGULATION OF HORIZONTAL PROPERTY IN EFFECT FOR THE EDIFICIO MERCURIO OF CALI. For evidence this contract is signed in Cali on February 1, 1997, in three exemplars of the same value, and the parties agree that each of them can be used to require the fulfillment of the contracted obligations.


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LESSOR:

BIENES Y CAPITALES ARRENDAMIENTOS

NIT: 806-253.869-0



LESSEE:

CASA INFORMATICA S.A. COLOMBIA

NIT: 800.199.642

LEGAL REP: RAFAEL DELGADO CONTRERAS

C.C. No. 19'097.295

CARLOS MEJIA GIRALDO,

C.C. No. 10'220.623



A & B ARRENDAMIENTOS Y VENTAS S.A.

NIT: 805.013.314-4

Santiago de Cali, January 28, 2000.


Sir

CASA INFORMATICA S.A. COLOMBIA

C.4N 1-10 Of 505 ED. MERCURIO

CENTENARIO



REF: PROPERTY: C.4N 1-10 Of 505 ED. MERCURIO



Lead as inform you that the monthly rent payments of the property in the reference and of which you are LESSEE, will be increased to for the new term comprises between February 1, 2000 to January 30, 2001, to the following amount cover $509.728,15.

(FIVE HUNDRED NINE THOUSAND SEVEN HUNDRED TWENTY EIGHT
PESOS WITH FIFTEEN CENTS)



Truly Yours,


NANCY MARTINEZ

Leases Director

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